===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                   APPLICATION
                                       FOR
                      WITHDRAWAL OF REGISTRATION STATEMENT

                                  -------------

                             INTERWORLD CORPORATION
             (Exact name of registrant as specified in its charter)


                DELAWARE                            13-3818716
        (State of Incorporation)           (IRS Employer Identification
                                                       Number)

                          395 HUDSON STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10014
                                 (212) 301-2500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                  -------------

     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned, having power of attorney under the Registration Statement on Form S-1 (the "Registration Statement"), File Number 333-96245, relating to Common Stock, par value $0.01 per share (the "Common Stock"), of InterWorld Corporation, being the agent for service of process named in the Registration Statement and being an authorized representative of InterWorld Corporation, hereby requests that the Registration Statement be withdrawn, effective immediately. In view of current market conditions, InterWorld Corporation no longer intends to sell the Common Stock registered thereby.


                                     INTERWORLD CORPORATION


                                      BY: /S/ JEREMY M. DAVIS
                                          -----------------------------------
                                          Jeremy M. Davis
                                          President and Chief Executive Officer

                                     Dated:  April 14, 2000


===============================================================================